Exhibit 10.2

March 17, 2022

Philip Perera

Via email

Re: Retirement and Consulting Agreement

Dear Philip:

This letter sets forth the substance of the retirement and consulting agreement (the “Agreement”) that Longboard Pharmaceuticals, Inc. (“Longboard”)) is offering to you in connection with your employment termination.

1.
Retirement and Employment Resignation. You have informed Longboard that you are retiring and resigning as the Chief Medical Officer of Longboard, as well as from any other positions you may hold as an employee of Longboard, effective as of March 21, 2022 (your “Retirement Date”).
2.
Accrued Salary and Vacation. On your Retirement Date, Longboard will pay you all accrued salary earned through your Retirement Date, subject to standard payroll deductions and withholdings. You are entitled to this payment by law. Since Longboard has a nonaccrual vacation/PTO policy, you do not have any accrued vacation/PTO or other paid time off and thus will not be paid out for any accrued vacation/PTO or other paid time off.
3.
Health Insurance. Your participation in Longboard’s group health insurance plan will end March 31, 2022. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by Longboard’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of Longboard’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA.
4.
Consulting Relationship. Longboard agrees to retain you, and you agree to provide consulting services for Longboard, under the following terms and conditions (the “Consulting Relationship”):
a.
Consulting Period. The Consulting Relationship will be deemed to have commenced immediately following your Retirement Date and will continue until the six month anniversary of such date (i.e., until September 21, 2022), unless the Consulting Relationship has been terminated earlier pursuant to Section 4(h) below (the “Consulting Period”).

b.
Consulting Services. You agree to provide consulting services to Longboard in any area of your expertise, including but not limited to, providing strategic advice and counseling and performing other assignments as requested by your successor Chief Medical

Officer or Longboard’s Chief Executive Officer (the “Consulting Services”). You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself available to perform such Consulting Services throughout the Consulting Period, on an as-needed basis; provided, unless otherwise mutually agreed upon by you and Longboard’s Chief Executive Officer, the Consulting Services shall not (i) for the first two months of the Consulting Period, exceed eighty (80) hours per month and (ii) for the remaining months of the Consulting Period, exceed twenty (20) hours per month. When providing such services, you shall abide by Longboard’s policies and procedures.

c.
Independent Contractor Relationship. Your relationship with Longboard during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after your Retirement Date. Other than your COBRA rights, you will not be entitled to any of the benefits that Longboard may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with Longboard during the Consulting Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.

d.
Consideration for Consulting Services. During the Consulting Period, you will be compensated at the rate of $400 per hour for your Consulting Services (the “Consulting Fees”). You will submit detailed invoices of your Consulting Services on a monthly basis, and Longboard will provide payment of any owed Consulting Fees within 30 calendar days after receipt of such invoices. Longboard will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. Longboard will report your Consulting Fees on an IRS Form 1099. You acknowledge that you will be entirely responsible for payment of any taxes that may be due with regard to the Consulting Fees, and you hereby indemnify, defend and save harmless Longboard, and its officers and directors in their individual capacities, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees (with the exception of the employer’s share of social security, if any). Longboard encourages you to obtain professional advice from an advisor of your choice with respect to the tax treatment of, and any and all tax issues with respect to, the Consulting Fees.

e.
Expenses. You will be responsible for all expenses incurred in connection with the performances of Consulting Services, unless such expenses are reasonable and approved in advance by Longboard.

f.
Limitations on Authority. You will have no responsibilities or authority as a consultant to Longboard other than as provided above. You will have no authority to bind Longboard to any contractual obligations, whether written, oral or implied, except with the written authorization of the Company’s Chief Executive Officer. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party (including but not limited to customers, potential customers, investors, business partners or vendors), unless authorized by Longboard’s Chief Executive Officer, in writing, to do so.

g.
Confidential Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose, other than in furtherance of the Consulting Services, any confidential or proprietary information or materials of Longboard, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course and scope of performing the Consulting Services will be the sole and exclusive property of Longboard. You hereby assign to Longboard all right, title, and interest in and to all inventions, techniques, processes, materials, and other intellectual property developed in the course and scope of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations under your previously executed Employee Proprietary Information and Inventions Agreement (the “PIAA”), a copy of which is attached hereto as Exhibit A. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

h.
Early Termination of Consulting Period. Either you or Longboard have the right to terminate the Consulting Period at any time and for any reason upon 30 calendar days’ prior written notice to the other party. Additionally, Longboard has the right to immediately terminate the Consulting Period upon written notice to you if (i) you do not sign the Retirement Date Release attached hereto as Exhibit B on or within twenty-one (21) days after your Retirement Date and allow it to become effective or (ii) you materially breach this Agreement or your continuing obligations owed to the Company (including but not limited to those in the PIAA).

i.
Other Work Activities / Representations. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your Consulting Services for Longboard, so long as such activities do not present a conflict of interest with Longboard’s business, or interfere with your continuing obligations owed to Longboard. In the event that it is unclear to you whether a particular activity would breach this commitment, you agree to contact Longboard’s Chief Executive Officer to seek clarification.

5.
Equity Vesting and Extension of Time to Exercise Vested Equity. Longboard will consider your change of status from an employee to a consultant (effective as of your Retirement Date), and your Consulting Services during the Consulting Period, to constitute “Continuous Service” for purposes of Longboard’s 2021 Equity Incentive Plan (the “Equity Plan”), and therefore your outstanding equity awards will continue to vest in accordance with their terms during the Consulting Period; provided that any stock options that are “incentive stock options” under Section 422 of the Internal Revenue Code shall immediately cease to be “incentive stock options” upon the execution of this Agreement. Vesting of your equity awards will cease at the termination of the Consulting Period and your rights to exercise or otherwise acquire any vested shares shall be governed and controlled by the Equity Plan and your applicable grant documents (the “Equity Documents”). All terms, conditions and limitations applicable to your equity awards will continue to be subject to the applicable Equity Documents. Notwithstanding the foregoing, unless the Consulting Period was terminated early by you or by the Company pursuant to the last sentence of Section 4(h), if you (i) timely have signed the Retirement Date Release and allowed it to become effective, (ii) comply with your obligations hereunder, and (iii) sign a release of claims in substantially the same form as the Retirement Date Release on or within twenty-on (21) days after the end of the Consulting Period, your exercise period for any outstanding equity awards that are vested as the end of the Consulting Period shall be extended until December 31, 2023, but in any event not beyond the original contractual life of the equity awards. For the avoidance of doubt, the vesting in your equity awards will cease as of the end of the Consulting Period, but your right to exercise vested equity awards shall be extended.
6.
No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn by your Retirement Date or as a result of the termination of your employment with Longboard, and will not receive from Longboard any additional compensation (including base salary, bonus, incentive compensation, or equity, equity acceleration or vesting), severance, or benefits before or after your Retirement Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.
7.
Expense Reimbursements. You agree that, within 30 calendar days after your Retirement Date, you will submit your final documented expense reimbursement statement reflecting all unreimbursed business expenses you incurred through your Retirement Date in connection with your employment, if any, for which you seek reimbursement. Longboard will reimburse you for these expenses pursuant to its regular business practice.
8.
Return of Longboard Property. On your Retirement Date, you agree to return to Longboard all Longboard documents (and all copies thereof) and other Longboard property which you have in your possession or control, including any materials of any kind which contain or embody any proprietary or confidential information of Longboard (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on your Retirement Date. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five calendar days after your Retirement Date, you shall provide Longboard with a computer-useable copy of such information and then permanently delete and expunge such Longboard confidential or proprietary information from those systems; and you agree to provide Longboard access to your system as requested to verify that the necessary copying and/or deletion is done. Longboard will provide you with access to Longboard documents and other property, as necessary, to the extent needed for you to perform your Consulting Services; provided that you must return such Longboard documents and property upon request and not later than the last day of the Consulting Period.
9.
Nondisparagement. You agree not to disparage Longboard, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any question, inquiry, or request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation or under other applicable law or regulation or as set forth in the section of this Agreement entitled “Protected Rights.”
10.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against Longboard, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
11.
Cooperation. You agree to cooperate fully with Longboard in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by Longboard. Such cooperation includes, without limitation, making yourself available to Longboard upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. Longboard will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
12.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by Longboard to you or to any other person, and that Longboard makes no such admission.
13.
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Longboard. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
14.
Representations. You hereby represent that you have been paid all compensation owed and for all hours worked through the date you sign this Agreement, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

15.
Dispute Resolution. You and Longboard agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims) (collectively, “Claims”, each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and Longboard waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. Longboard shall pay all JAMS arbitration fees. Nothing in this Agreement shall prevent you or Longboard from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
16.
Miscellaneous. This Agreement, including its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and Longboard with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of Longboard. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and Longboard, and inure to the benefit of both you and Longboard, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

Sincerely,

By: /s/ Kevin R. Lind

Kevin R. Lind

President and Chief Executive Officer

I have read, understand and agree fully to the foregoing Agreement:

/s/ Philip Perera

Philip Perera, M.D.

Date: March 17, 2022

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT

Exhibit B

Retirement Date Release